Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
April 26, 2018
Thank you, Theis, and good morning everyone.
We are off to a good start this year. Our consolidated financial results for the first quarter reflect the weak business conditions that persisted during the last few years. Today, market fundamentals in several of our businesses are encouraging. We see positive momentum with respect to the level of order inquiries for some of our products. Historically when this occurs for an extended period of time, it tends to be an early sign of an eventual increase in demand. It is difficult to precisely predict when a market is making a sustainable recovery; however, the current atmosphere reminds me of previous downturns when demand began moving in a more positive direction. We are closely monitoring this situation and will respond accordingly.
I am pleased to report that we are making good progress toward achieving our goal of a seamless and efficient spin-off of our infrastructure businesses to our shareholders. Having Antonio on board at this stage of the process is very helpful. He will immediately begin to add value as well as provide input to the pre-spin activities. Before Melendy gives her update on spin-off related matters, I will provide some insight regarding the alignment of our businesses between Trinity and the infrastructure company.
Following the spin-off, the businesses that will comprise the infrastructure company include our construction aggregates, trench shoring, wind towers, utilities structures, tank containers for gas and liquid products, inland barge, our forging and casting components businesses. It will also include our businesses in Mexico that manufacture these types of products.
Post spin-off, Trinity will be comprised primarily of our rail-related businesses, including our railcar leasing and management services business, our railcar manufacturing businesses in the U.S. and Mexico, our railcar maintenance business, our railcar after-market parts business, as well as our tank car heads business.
As we reviewed several potential alignments of our businesses and discussed a number of key factors, we decided that our highway products business should remain with Trinity. Keeping highway products within Trinity will provide continuity for ongoing litigation management.
We also spent time discussing the placement of our forging and casting businesses that manufacture a number of products, including railcar axles and couplers as well as other industrial products for customers that serve infrastructure markets. We believe these businesses will be well-positioned for growth as part of the infrastructure company.
Antonio and I are enthusiastic about our respective opportunities to lead these organizations.
Trinity’s achievements during the first quarter reflect the skills and talents of our people. Our organization has a performance-driven culture that is characterized by flexibility, collaboration, and responsiveness. These attributes have contributed to our success during the past several years as our businesses have responded to challenging market conditions. These same characteristics are proving highly beneficial as we move through the spin-off process.
I am excited about the future of our company and the potential opportunities for both Trinity and our new infrastructure company.
I will now turn it over to Melendy.